80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

CONTACT:	MedAire Jill Drake 480-333-3700 jdrake@medaire.com

FOR IMMEDIATE RELEASE

MEDAIRE PROVIDES LIFESAVING MEDICAL SOLUTIONS
TO NASCAR DRIVER, BRIAN VICKERS

TEMPE, Ariz. – AUGUST 17 – MedAire (ASX Code: MDE), a company that serves the business and general aviation industry with lifesaving medical solutions, is providing a MedLink™ medical advisory subscription service and medical kits for Brian Vickers, NASCAR Nextel Cup Series Driver and 2003 NASCAR Busch Series Champion.

Vickers is the first motor-sports driver to take advantage of MedAire’s medical offerings. Should Vickers or his associates become ill while traveling by private aircraft or while on the ground, they will have 24/7 access to MedAire’s MedLink Global Response Center located in Phoenix, Ariz., where board-certified emergency care physicians will assess the medical emergency and help treat the patient remotely. During flight-based emergencies, MedLink physicians access MedAire medical equipment on board and recommend treatment for ailments ranging from heart and asthma attacks to respiratory and gastrointestinal problems.

“NASCAR drivers have rigorous schedules, traveling worldwide on a constant basis via private aircraft,” said Joan Sullivan Garrett, founder and chairman of MedAire Inc. “With the sport growing and the risk of exposure broadening, MedAire helps drivers maintain a constant support level that allows them to conduct business knowing that, within a matter of minutes, their medical needs can be handled anywhere in the world.”

“Like many people, I travel extensively away from home, whether for work or pleasure, and often find myself and my friends or family in remote locations,” said Vickers. “That’s when it’s nice to know that anything from simple advice to helping coordinate a medical emergency is a phone call away.”

ASCENSION Aviation, a new company managing Vickers’ air transportation, will launch this summer, providing passengers and crew with MedLink services as part of the 170+ aircraft in the NASCAR fleet known as the “NASCAR Air Force”. MedAire plans to identify and provide additional services for more NASCAR drivers and their teams who fly both domestic and internationally.

About MedAire
Since 1985, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries.  The company prepares its clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7/365 direct telephonic access to board-certified physicians, medical education, and medical kits and defibrillators. MedAire, listed under MDE on the Australian Stock Exchange, can be found on the Internet at www.MedAire.com.